Exhibit 99.1

News Release

MEDIA:	ANALYSTS:	Corporate Affairs
Ken Herz	Steve Lackey	One Mellon Center
(412) 234-0850	(412) 234-5601	Pittsburgh, PA 15258-0001
Ron Sommer	Andy Clark
(412) 236-0082	(412) 234-4633

FOR IMMEDIATE RELEASE

MELLON REPORTS THIRD QUARTER CONTINUING EPS INCREASE OF 15% TO $.53

— Quarterly asset management net inflows of $32 billion, investment management fees increased 20%, institutional trust and custody fees increased 18% —

PITTSBURGH, Oct. 18, 2006 — Mellon Financial Corporation (NYSE:MEL) today reported income from continuing operations of $220 million, or 53 cents per share, in the third quarter of 2006. This compares to income from continuing operations of $195 million, or 46 cents per share, in the third quarter of 2005, and $230 million, or 56 cents per share, in the second quarter of 2006. Earnings per share from continuing operations in the third quarter of 2006 increased 15% compared to the third quarter of 2005. During the quarter, Mellon announced an agreement to sell its insurance premium financing business and applied discontinued operations accounting to this business. Accordingly, the income statements for all periods in this release have been restated.

“Mellon has momentum. Growth in revenue and earnings is strong with impressive underlying growth in assets under management and assets under custody or administration. It is a testament to the quality of our people and strength of the global markets,” said Robert P. Kelly, Mellon chairman, president and chief executive officer.

Net income, including discontinued operations, totaled $222 million, or 54 cents per share, in the third quarter of 2006, compared with $194 million, or 47 cents per share, in the third quarter of 2005, and $232 million, or 56 cents per share, in the second quarter of 2006.

Third Quarter Highlights of Continuing Operations (comparisons are with the third quarter of 2005, unless noted otherwise).

•	Total noninterest revenue increased $137 million, or 13%, and represented 91% of total revenue.

•	Assets under management increased 20% to a record level of $918 billion at Sept. 30, 2006. The acquisition of Walter Scott & Partners on Oct. 2, 2006 will add over $28 billion to assets under management in the fourth quarter. Assets under custody or administration increased 16% to a record level of $4.380 trillion at Sept. 30, 2006. Assets under management increased 6% (unannualized), and assets under custody or administration increased 4% (unannualized) compared to June 30, 2006.

•	Investment management fee revenue increased 20% to $574 million, a record quarterly level, and increased 7% sequentially. The increases reflect strong net inflows, improved equity markets and higher performance fees.

•	Institutional trust and custody fee revenue, including securities lending revenue, increased 18% to $233 million. The increase reflects the benefit of net new business and higher earnings from the ABN AMRO Mellon and CIBC Mellon joint ventures.

Mellon Reports Earnings

Oct. 18, 2006

•	Net interest revenue (FTE) totaled $121 million, an increase of $7 million, or 6% compared to both the third quarter of 2005 and second quarter of 2006. Net interest revenue excludes the results of our insurance premium financing business which have been reclassified to discontinued operations. The increase in net interest revenue reflects a higher level of customer deposits, particularly in our corporate cash management business, including certain customer activity that is only expected to remain through October 2006.

•	Financing related/equity investment fee revenue totaled $34 million, a decline of $15 million compared to the third quarter of 2005 and $12 million compared to the second quarter of 2006. The decline reflects a lower level of venture capital gains in the third quarter of 2006 as well as lower lease residual gains.

•	Total revenue amounted to $1.290 billion (non-FTE), an increase of 13%, or $145 million. Total revenue was relatively unchanged compared with the second quarter of 2006.

•	Total operating expense in the third quarter of 2006 was $966 million, an increase of 12%. Operating expense was relatively unchanged compared with the second quarter of 2006.

The higher level of operating expense versus the third quarter of 2005 was due principally to: higher staff expense of $67 million, which included a higher level of incentives ($36 million) associated primarily with growth in pre-tax profits in our asset management and asset servicing businesses; annual merit increases ($8 million); higher pension and severance expense ($7 million); and a higher level of distribution and servicing expenses ($22 million). The remaining increase was principally in support of new business. The expense increase was partially offset by lower net occupancy expense.

•	Positive operating leverage resulted in a 1% increase in the pre-tax margin (FTE) to 26% for the third quarter of 2006.

•	The tax rate was 32.2% for the third quarter of 2006 compared to 28.5% for the third quarter of 2005 and 29.5% for the second quarter of 2006. It is currently anticipated that the tax rate for the fourth quarter of 2006 will be approximately 32.5%.

•	Return on common shareholders’ equity was 20.2% for the third quarter of 2006.

•	The tangible shareholders’ equity ratio was 5.35% at Sept. 30, 2006 compared to 4.99% at June 30, 2006, reflecting earnings retention and a reduction in the level of unrealized losses in the securities held for sale portfolio, partially offset by a higher period-end balance sheet.

•	We repurchased 1.3 million shares of common stock during the third quarter, and issued 1.7 million shares, primarily for employee benefit plan purposes. Subsequent to the end of the third quarter, we issued 2.8 million shares in connection with the acquisition of Walter Scott & Partners.

Also, Mellon declared its quarterly common stock dividend of 22 cents per share. This cash dividend is payable on Wednesday, Nov. 15, 2006, to shareholders of record at the close of business on Tuesday, Oct. 31, 2006.

During the quarter, we announced an agreement to sell our insurance premium financing business to Branch Banking and Trust Company (BB&T) and applied discontinued operations accounting to this business. Accordingly, the income statements for all periods in this release have been restated. The restatement resulted in a reduction to previously reported levels of net interest revenue and the net interest margin; a slight reduction in financing-related fee revenue; a reduction in operating expenses; and a slight change in continuing earnings per

Mellon Reports Earnings

Oct. 18, 2006

share for certain periods. Restated quarterly results from the first quarter of 2004 are provided in the Financial Trends and are available via www.mellon.com/investorrelations/financialreports/financialtrends.

Throughout this earnings release, certain measures, which are noted, exclude certain items. We believe these measures are useful to the investment community in analyzing the financial results and trends of ongoing operations. We believe they facilitate comparisons with prior periods and reflect the principal basis on which our management monitors financial performance. See page 11 for a reconciliation of Reported Amounts presented in accordance with Generally Accepted Accounting Principles (GAAP) to Adjusted non-GAAP Amounts, which exclude these items. We believe Reported Amounts for the third quarter of 2006, without any adjustments, are comparable with the third quarter of 2005 and have made no adjustments to third quarter 2006 or third quarter 2005 Reported Amounts for the purpose of our internal assessment of quarterly financial performance.

Mellon Financial Corporation is a global financial services company. Headquartered in Pittsburgh, Mellon is one of the world’s leading providers of financial services for institutions, corporations and high net worth individuals, providing asset management, private wealth management, asset servicing and payment solutions and investor services. Mellon has approximately $5.3 trillion in assets under management, administration or custody, including $918 billion under management. News and other information about Mellon is available at www.mellon.com.

Conference Call and Supplemental Data

Robert P. Kelly, chairman, president and chief executive officer; Steven G. Elliott, senior vice chairman; and Michael A. Bryson, chief financial officer, along with other members of executive management, will host a conference call and simultaneous live audio webcast at 8 a.m. EDT on Wednesday, Oct. 18, 2006. This conference call and audio webcast will include forward-looking information and may include other material information. Persons wishing to access the conference call and audio webcast may do so by dialing (888) 466-9857 (U.S.) and (847) 619-6150 (international), or by logging on to www.mellon.com. The earnings release together with the quarterly earnings summary will be available at www.mellon.com beginning at approximately 6:30 a.m. EDT on Oct. 18. Replays of the conference call and audio webcast will be available beginning Oct. 18 at approximately 5 p.m. EDT until Wednesday, Nov. 1, 2006 at 5 p.m. EST by dialing (888) 895-5637 (U.S.) or (630) 652-3017 (international). The archived version of the conference call and audio webcast will also be available at www.mellon.com for the same time period.

Note: Access to the Quarterly Earnings Summary including supplemental financial trends is available via www.mellon.com/investorrelations/financialreports/financialtrends. The Quarterly Earnings Summary and supplemental financial trends have been updated through Sept. 30, 2006 and include data that previously had been included in the earnings release.

This earnings release contains statements relating to future results of Mellon Financial Corporation that are considered “forward-looking statements.” These statements, which may be expressed in a variety of ways, including the use of future or present tense language, relate to, among other things, future financial goals, the expected tax provisioning rate for the fourth quarter of 2006, customer deposits in the corporate cash management business, expected immaterial gain from the sale of a business and intentions with respect to junior subordinated debentures and expected reduced funding costs. These forward-looking statements and other forward-looking statements contained in other public disclosures of the Corporation, which make reference to the cautionary factors contained in this earnings release, are based on assumptions that involve risks and uncertainties and that are subject to change based on various important factors (some of which are beyond the Corporation’s control). Actual results may differ materially from those expressed or implied as a result of these risks and uncertainties, including, but not limited to, changes in political and economic conditions; equity, fixed-income and foreign exchange market fluctuations; geographic sources of income and levels of tax-free income, as well as other risks and uncertainties detailed elsewhere in this earnings release and in the Corporation’s Annual Report on Form 10-K for the year ended Dec. 31, 2005 and in subsequent reports filed by the Corporation with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934. All statements in this earnings release speak only as of Oct. 18, 2006, and the Corporation undertakes no obligation to update any statement to reflect events or circumstances after that date or to reflect the occurrence of unanticipated events.

Mellon Reports Earnings

Oct. 18, 2006

FINANCIAL HIGHLIGHTS

Mellon Financial Corporation

(dollar amounts in millions, except per share amounts and unless otherwise noted; common shares in thousands)	Quarter ended				Nine months ended
	Sept. 30, 2006		June 30, 2006	Sept. 30, 2005	Sept. 30, 2006	Sept. 30, 2005
Continuing Operations:
Noninterest revenue	$1,173		$1,175	$1,036	$3,484	$3,176
Net interest revenue	117		110	109	344	341

Total revenue (GAAP)	$1,290		$1,285	$1,145	$3,828	$3,517
Non-GAAP adjusted (a)	$1,290		$1,285	$1,145	$3,828	$3,320

Return on equity	20.2%		22.0%	18.8%	20.6%	22.8%
Fee and other revenue as a percentage of total revenue (FTE) (GAAP)	91%		91%	90%	91%	90%
Non-GAAP adjusted (a)	91%		91%	90%	91%	89%
Pre-tax operating margin (FTE) (GAAP)	26%		26%	25%	25%	30%
Non-GAAP adjusted (a)	26%		26%	25%	26%	27%
Net interest margin (FTE) (b)	1.61%		1.67%	1.76%	1.71%	1.90%

Selected average balances:
Interest-earning assets (c)	$29,885		$28,205	$26,462	$28,401	$25,699
Total assets (c)	$41,671		$39,364	$37,959	$39,589	$37,120
Interest-bearing deposits	$19,917		$15,722	$16,155	$16,995	$15,791
Noninterest-bearing deposits	$7,988		$8,362	$7,411	$8,207	$7,182
Shareholders’ equity (c)	$4,458		$4,351	$4,142	$4,360	$4,154

Average common shares and equivalents outstanding:
Basic	407,210		408,154	414,606	408,298	416,373
Diluted	411,996		412,986	417,911	413,068	419,811

Period-end data

Assets under management (in billions)	$918		$870	$766
Net inflows (for the quarter) (in billions)	$32		$17	$15
Assets under custody or administration (in billions)	$4,380		$4,213	$3,777

Employees	16,700		16,700	16,700
Total shareholders’ equity to assets ratio (d)	10.54%		10.55%	10.79%
Tangible shareholders’ equity to assets ratio (d)	5.35%		4.99%	5.08%
Tier I capital ratio (d)	12.2	%(e)	10.85%	10.52%
Total (Tier I plus Tier II) capital ratio (d)	18.6	%(e)	16.77%	16.35%
Leverage capital ratio (d)	9.1	%(e)	8.34%	8.21%

Book value per common share	$10.91		$10.31	$10.00
Tangible book value per common share	$5.24		$4.59	$4.42
Dividends per share	$.22		$.22	$.20
Dividend yield	2.3%		2.6%	2.5%
Closing common stock price per share	$39.10		$34.43	$31.97
Market capitalization	$16,104		$14,166	$13,367

(a)	These amounts are detailed on a supplemental table on page 11.
(b)	Prior periods calculated on a continuing operations basis even though the balance sheet, in accordance with GAAP, is not restated for discontinued operations.
(c)	Excludes adjustments for fair value required by SFAS No. 115.
(d)	Includes discontinued operations.
(e)	Preliminary. The higher ratios reflect the issuance of £200 million sterling denominated Tier I qualifying trust-preferred securities. See page 10 for a further discussion.

Note: Throughout this earnings release, all information is reported on a continuing operations basis unless otherwise noted, and all calculations are based on unrounded numbers. Returns are annualized. Certain amounts are presented on a fully taxable equivalent (FTE) basis. We believe that this presentation provides comparability of amounts arising from both taxable and tax-exempt sources, and is consistent with industry practice. The adjustment to an FTE basis has no impact on net income.

Mellon Reports Earnings

Oct. 18, 2006

CONDENSED CONSOLIDATED INCOME STATEMENT

Mellon Financial Corporation

	Quarter ended			Nine months ended
(in millions, except per share amounts)	Sept. 30, 2006	June 30, 2006	Sept. 30, 2005	Sept. 30, 2006	Sept. 30, 2005
Noninterest revenue
Investment management	$574	$537	$479	$1,635	$1,351
Distribution and service	107	108	82	313	227
Institutional trust and custody	233	244	197	701	564
Payment solutions & investor services	119	124	122	364	398
Foreign exchange trading	52	69	52	179	156
Financing-related/equity investment	34	46	49	131	341
Other	51	47	54	158	138

Total fee and other revenue	1,170	1,175	1,035	3,481	3,175
Gains on sales of securities	3	—	1	3	1

Total noninterest revenue	1,173	1,175	1,036	3,484	3,176

Net interest revenue
Interest revenue	394	343	283	1,055	797
Interest expense	277	233	174	711	456

Net interest revenue	117	110	109	344	341
Provision for credit losses	(1)	(3)	12	(3)	13

Net interest revenue after provision for credit losses	118	113	97	347	328

Operating expense
Staff:
Compensation	280	270	255	819	748
Incentives	162	148	126	481	348
Employee benefits	73	71	67	220	194

Total staff	515	489	448	1,520	1,290
Non-staff:
Professional, legal and other purchased services	131	126	113	372	322
Distribution and servicing	122	126	100	363	271
Net occupancy	51	58	60	168	175
Equipment	42	44	44	130	128
Business development	25	28	23	78	67
Communications	19	23	20	65	63
Amortization of intangible assets	7	7	7	21	20
Other	54	62	46	168	134

Total non-staff	451	474	413	1,365	1,180
Total operating expense	966	963	861	2,885	2,470

Income
Income from continuing operations before income taxes	325	325	272	946	1,034
Provision for income taxes	105	95	77	296	331

Income from continuing operations	220	230	195	650	703
Discontinued operations:
Income (loss) from operations after-tax	1	—	1	2	(99)
Net gain (loss) on disposals after-tax	1	2	(2)	9	(30)

Income (loss) from discontinued operations, net of tax expense (benefit) of $1, $2, $-, $(1) and $5	2	2	(1)	11	(129)

Net income	$222	$232	$194	$661	$574

Earnings per share
Basic:
Income from continuing operations	$.54	$.56	$.47	$1.59	$1.69
Net income	$.55	$.56	$.47	$1.62	$1.38
Diluted:
Income from continuing operations	$.53	$.56	$.46	$1.57	$1.67
Net income	$.54	$.56	$.47	$1.60	$1.37

Mellon Reports Earnings

Oct. 18, 2006

CONDENSED CONSOLIDATED BALANCE SHEET

Mellon Financial Corporation

(dollar amounts in millions)	Sept. 30, 2006	Dec. 31, 2005	Sept. 30, 2005
Assets
Cash and due from banks	$2,670	$2,373	$2,770
Money market investments	5,415	3,085	2,521
Trading account securities	491	269	286
Securities available for sale	18,469	17,245	16,821
Investment securities (approximate fair value of $149, $170, and $179)	147	167	175
Loans	5,971	6,573	7,558
Reserve for loan losses	(55)	(63)	(80)

Net loans	5,916	6,510	7,478
Premises and equipment	699	656	627
Goodwill	2,201	2,166	2,178
Other intangibles	137	148	154
Assets of discontinued operations	907	—	—
Other assets	5,614	6,059	5,733

Total assets	$42,666	$38,678	$38,743

Liabilities
Deposits	$28,976	$26,074	$25,155
Short-term borrowings	1,246	845	1,675
Other liabilities	2,902	2,852	2,989
Notes and debentures (with original maturities over one year)	3,621	3,663	3,695
Junior subordinated debentures	1,395	1,042	1,047
Liabilities of discontinued operations	31	—	—

Total liabilities	38,171	34,476	34,561

Shareholders’ equity
Common stock - $.50 par value
Authorized - 800,000,000 shares, Issued – 588,661,920 shares	294	294	294
Additional paid-in capital	1,970	1,953	1,946
Retained earnings	7,217	6,842	6,715
Accumulated unrealized loss, net of tax	(44)	(84)	(57)
Treasury stock of 176,799,701; 173,183,019; and 170,537,262 shares, at cost	(4,942)	(4,803)	(4,716)

Total shareholders’ equity	4,495	4,202	4,182

Total liabilities and shareholders’ equity	$42,666	$38,678	$38,743

Mellon Reports Earnings

Oct. 18, 2006

Business Sectors

Our lines of business are combined into five business sectors: Mellon Asset Management; Private Wealth Management; Asset Servicing; Payment Solutions & Investor Services (PS&IS); and Other.

Quarterly data (dollar amounts in millions, presented on an FTE basis)	Mellon Asset Management			Private Wealth Management
	3Q06	2Q06	3Q05	3Q06	2Q06	3Q05
Total revenue	$596	$550	$487	$177	$177	$168
Operating expense	411	396	358	106	105	96

Income from continuing operations before taxes (FTE)	$185	$154	$129	$71	$72	$72

Average assets	$2,507	$2,353	$1,986	$10,544	$10,395	$10,062
Average common equity	$997	$997	$966	$553	$553	$571
Average economic capital (a)	$1,396	$1,396	$1,442	$737	$737	$786

Return on common equity (annualized)	50%	42%	37%	34%	35%	34%
Pre-tax operating margin	31%	28%	27%	40%	41%	43%

Quarterly data (dollar amounts in millions, presented on an FTE basis)	Asset Servicing			Payment Solutions & Investor Services
	3Q06	2Q06	3Q05	3Q06	2Q06	3Q05
Total revenue	$320	$348	$271	$175	$174	$161
Operating expense	257	261	217	130	133	127

Income from continuing operations before taxes (FTE)	$63	$87	$54	$45	$41	$34

Average assets	$10,159	$9,248	$9,048	$9,910	$7,129	$6,992
Average common equity	$551	$551	$482	$266	$266	$315
Average economic capital (a)	$683	$683	$607	$330	$330	$390

Return on common equity (annualized)	31%	42%	30%	46%	41%	30%
Pre-tax operating margin	20%	25%	20%	26%	23%	21%

Quarterly data (dollar amounts in millions, presented on an FTE basis)	Other			Total Consolidated
	3Q06	2Q06	3Q05	3Q06	2Q06	3Q05
Total revenue	$35	$49	$71	$1,303	$1,298	$1,158
Credit quality expense	(1)	(3)	12	(1)	(3)	12
Operating expense	62	68	63	966	963	861

Income (loss) from continuing operations before taxes (FTE)	$(26)	$(16)	$(4)	$338	$338	$285

Average assets (b)	$7,442	$9,173	$8,957	$41,447	$39,104	$37,907
Average common equity	$1,945	$1,815	$1,775	$4,312	$4,182	$4,109
Average economic capital (a)	$2,238	$2,051	$1,916	$5,384	$5,197	$5,141

Return on common equity (annualized)	N/M	N/M	N/M	20%	22%	19%
Pre-tax operating margin	N/M	N/M	N/M	26%	26%	25%

(a)	Defined as the sum of average common equity and average Tier I preferred equity.
(b)	Consolidated average assets include average assets of discontinued operations of $885 million for the third quarter of 2006, $806 million for the second quarter of 2006 and $862 million for the third quarter of 2005.

N/M - Not meaningful.

Mellon Reports Earnings

Oct. 18, 2006

For the nine months ended Sept. 30, (dollar amounts in millions, presented on an FTE basis)	Mellon Asset Management		Private Wealth Management
	2006	2005	2006	2005
Total revenue	$1,696	$1,361	$526	$503
Operating expense	1,197	1,017	314	279

Income from continuing operations before taxes (FTE)	$499	$344	$212	$224

Average assets	$2,282	$1,976	$10,407	$9,654
Average common equity	$997	$966	$553	$571
Average economic capital (a)	$1,396	$1,442	$737	$786

Return on common equity (annualized)	45%	31%	34%	34%
Pre-tax operating margin	29%	25%	40%	45%

For the nine months ended Sept. 30, (dollar amounts in millions, presented on an FTE basis)	Asset Servicing		Payment Solutions & Investor Services
	2006	2005	2006	2005
Total revenue	$981	$776	$516	$521
Operating expense	763	605	392	395

Income from continuing operations before taxes (FTE)	$218	$171	$124	$126

Average assets	$9,268	$8,462	$8,131	$7,331
Average common equity	$551	$482	$266	$315
Average economic capital (a)	$683	$607	$330	$390

Return on common equity (annualized)	36%	31%	42%	35%
Pre-tax operating margin	22%	22%	24%	24%

For the nine months ended Sept. 30, (dollar amounts in millions, presented on an FTE basis)	Other		Total Consolidated
	2006	2005	2006	2005
Total revenue	$148	$401	$3,867	$3,562
Credit quality expense	(3)	13	(3)	13
Operating expense	219	174	2,885	2,470

Income (loss) from continuing operations before taxes (FTE)	$(68)	$214	$985	$1,079

Average assets (b)	$8,441	$8,694	$39,370	$37,075
Average common equity	$1,851	$1,790	$4,218	$4,124
Average economic capital (a)	$2,108	$1,935	$5,254	$5,160

Return on common equity (annualized)	N/M	N/M	21%	23%
Pre-tax operating margin	N/M	N/M	25%	30%

(a)	Defined as the sum of average common equity and average Tier I preferred equity.
(b)	Consolidated average assets include average assets of discontinued operations of $841 million for the first nine months of 2006 and $958 million for the first nine months of 2005.
N/M	- Not meaningful.

Mellon Reports Earnings

Oct. 18, 2006

Mellon Asset Management, a multi-boutique asset manager, offers a broad range of investment products primarily to institutional investors as well as individual mutual fund investors. Private Wealth Management provides investment management, wealth management and comprehensive financial management services to the high net worth market. Asset Servicing provides institutional trust and custody and related services such as securities lending, investment management backoffice outsourcing, performance measurement, benefits disbursements, transition management, fund administration, Web-based investment management software and foreign exchange and derivative products to corporate and public retirement funds, foundations and endowments and global financial institutions. PS&IS provides working capital solutions and shareholder services to corporations, institutions and government agencies. The Other sector includes corporate lending; the results of Mellon Ventures, our venture capital group; business exits activity; Corporate Treasury activities and certain corporate revenues and expenses.

Nonperforming Assets

Nonperforming assets totaled $4 million at Sept. 30, 2006, down from $14 million at June 30, 2006 and $37 million at Sept. 30, 2005. The decreases compared with June 30, 2006 and Sept. 30, 2005 were due to the removal from nonaccrual status of a regional airline lease receivable. This $10 million receivable was collected in full in October 2006. The decrease compared with Sept. 30, 2005 also resulted from credit losses and additional principal payments.

Provision and Reserve for Credit Exposure

The provision for credit losses totaled negative $1 million in 3Q06, compared with positive $12 million in 3Q05 and negative $3 million in 2Q06. The reserve for loan losses was $55 million at Sept. 30, 2006, reflecting $3 million transferred to assets of discontinued operations. This reserve totaled $58 million at June 30, 2006 and $80 million at Sept. 30, 2005. The reserve for unfunded commitments was $80 million at Sept. 30, 2006, $81 million at June 30, 2006 and $77 million at Sept. 30, 2005.

Mellon Reports Earnings

Oct. 18, 2006

Discontinued Operations

In August 2006, we announced a definitive agreement to sell our insurance premium financing company, AFCO Credit Corporation, and its Canadian affiliate, CAFO Inc., to Branch Banking and Trust Company. It was determined that this business no longer fits our strategy of focusing on growth in asset management and securities servicing globally. The sale is expected to close in the first quarter of 2007 and is expected to result in an immaterial gain.

In the third quarter of 2006, we applied discontinued operations accounting to this business. Accordingly, the income statements for all periods have been restated. The restatement resulted in a reduction to previously reported levels of net interest revenue and the net interest margin; a slight reduction in financing-related fee revenue; a reduction in operating expenses; and a slight change in continuing earnings per share for certain periods. Restated quarterly results from the first quarter of 2004 are provided in the Financial Trends. In the third quarter of 2006, a $1 million after-tax net gain on disposals was recorded resulting from residual activity of prior-periods divestitures.

Junior Subordinated Debentures

Based on current interest rate expectations, we intend to redeem our Series A and Series B junior subordinated debentures, each issued for a face value of $515 million, on or after the optional call dates of Dec. 1, 2006 and Jan. 15, 2007, respectively. The securities are redeemable at 103.86% and 103.9975% of the liquidation amounts during the 12-month periods beginning on the call dates. We expect to replace these securities with a combination of Tier I qualifying capital securities and senior debt securities that would reduce our funding costs beginning in 2007. Assuming the Series A debentures are redeemed in December, there would be a pre-tax charge to income of $23 million in the fourth quarter of 2006 for the redemption premium and write-off of unamortized issuance costs. Assuming the Series B debentures are redeemed in the first quarter of 2007, there would be a pre-tax charge to income of $23 million in the first quarter of 2007 for the redemption premium and write-off of unamortized issuance costs. In the third quarter of 2006, we issued junior subordinated debentures associated with £200 million sterling denominated Tier I qualifying trust-preferred securities, as part of the funding for the fourth quarter 2006 acquisition of Walter Scott & Partners.

Mellon Reports Earnings

Oct. 18, 2006

Supplemental Information - Reconciliation of Reported GAAP Amounts to Adjusted Non-GAAP Amounts

Reported Amounts are presented in accordance with GAAP. We believe that this supplemental adjusted non-GAAP information is useful to the investment community in analyzing the financial results and trends of ongoing operations. We believe it facilitates comparisons with prior periods and reflects the principal basis on which our management monitors financial performance. See the table below for a reconciliation of the first nine months of 2006 and 2005 Reported Amounts presented in accordance with GAAP to Adjusted non-GAAP Amounts, which exclude the items described in the table below. We believe Reported Amounts for the third quarter of 2006, without any adjustments, are comparable with the third quarter of 2005, and have made no adjustments to third quarter 2006 or third quarter 2005 Reported Amounts for the purpose of our internal assessment of quarterly financial performance.

Supplemental information	Nine months ended								Adjusted Amounts (non-GAAP) % Change
(dollar amounts in millions)	Sept. 30, 2006				Sept. 30, 2005
	Reported Amounts (GAAP)	Adjustments		Adjusted Amounts (non-GAAP)	Reported Amounts (GAAP)	Adjustments		Adjusted Amounts (non-GAAP)
Noninterest revenue:
Fee and other revenue	$3,481	$—		$3,481	$3,175	$(197	) (a)	$2,978
Gains on sales of securities	3	—		3	1	—		1

Total noninterest revenue	3,484	—		3,484	3,176	(197)		2,979	17%

Net interest revenue	344	—		344	341	—		341

Total revenue	3,828	—		3,828	3,517	(197)		3,320	15%

Provision for credit losses	(3)	—		(3)	13	—		13

Operating expense:
Staff:
Compensation	819	(2	) (b)	817	748	—		748
Incentives	481	(16	) (b)	465	348	—		348
Employee benefits	220	(1	) (b)	219	194	—		194

Total staff	1,520	(19)		1,501	1,290	—		1,290
Net occupancy	168	—		168	175	(2	) (c)	173
Other	1,197	—		1,197	1,005	(13	) (d)	992

Total operating expense	2,885	(19)		2,866	2,470	(15)		2,455	17%

Income from continuing operations before taxes	$946	$19		$965	$1,034	$(182)		$852	13%

Memo - Fully taxable equivalent basis:
Total noninterest revenue	$3,511	$—		$3,511	$3,207	$(197)		$3,010	17%
Net interest revenue	356	—		356	355	—		355	—%

Total revenue	$3,867	$—		$3,867	$3,562	$(197)		$3,365	15%
Income from continuing operations before taxes	$985	$19		$1,004	$1,079	$(182)		$897	12%

Pre-tax operating margin (e)	25%			26%	30%			27%

Fee and other revenue as a percentage of total revenue	91%			91%	90%			89%
Staff expense as a percentage of total revenue	39%			39%	36%			38%

(a)	Reflects the gain from the sale of our remaining investment in Shinsei Bank, recorded in the first quarter of 2005.
(b)	Reflects the charges recorded in connection with payments, awards and benefits for Mellon’s former chairman and chief executive officer, pursuant to his employment contract, recorded in the first quarter of 2006.
(c)	Reflects an additional charge associated with the move to the new Mellon Financial Centre in London, recorded in the first quarter of 2005.
(d)	Includes a $10 million charge associated with the early extinguishment of debt and a $3 million additional writedown of a business previously identified as held for sale, recorded in the first quarter of 2005.
(e)	Income from continuing operations before taxes as a percentage of total revenue.